EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-106489 of Taiwan Semiconductor Manufacturing Company Limited on Form F-3 of our report dated February 27, 2003 (May 29, 2003 as to Note 26c) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to adoption of accounting standards and reconciliation to accounting principles generally accepted in the United States of America), appearing in the Annual Report on Form 20-F of Taiwan Semiconductor Manufacturing Company Limited for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche

TN Soong & Co. and Deloitte & Touche (Taiwan) combined to establish Deloitte & Touche effective June 1, 2003

Taipei, Taiwan

The Republic of China

July 7, 2003